                                                                     EXHIBIT 5.0

                                    ATER WYNNE LLP
                            222 SW Columbia, Suite 1800
                              Portland, Oregon  97201
                                Phone (503) 226-1191
                                 Fax (503) 226-0079



                                   October 29, 1998




Board of Directors
Integrated Measurement Systems, Inc.
9525 SW Gemini Drive
Beaverton, Oregon  97008

Gentlemen:

     In connection with the registration of 375,000 shares of common stock, $0.01 par value per share (the "Shares"), of Integrated Measurement Systems, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on October 29, 1998, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1995 Stock Incentive Plan (the "1995 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

     Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares to be offered pursuant to the 1995 Plan, when such shares have been delivered against payment therefor as contemplated by the 1995 Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                    Very truly yours,

                    /s/ Ater Wynne LLP

                    Ater Wynne LLP